                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                           UNAUDITED CONDENSED INTERIM
                        CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY

                      INDEX TO UNAUDITED CONDENSED INTERIM
                        CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2003







                                                                   Page
                                                                   ----
ACCOUNTANTS' REVIEW REPORT                                           1

BALANCE SHEETS                                                       2

STATEMENTS OF OPERATIONS                                             3

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY                         4

STATEMENTS OF CASH FLOWS                                             5

NOTES TO FINANCIAL STATEMENTS                                      6-20

The Board of Directors
Tower Semiconductor Ltd.
Migdal Ha'emek

Gentlemen:
                 Re:  REVIEW OF UNAUDITED CONDENSED INTERIM
                      CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003

At your request, we have reviewed the condensed interim consolidated financial statements ("interim financial statements") of Tower Semiconductor Ltd. ("the Company") and its subsidiary, as follows:

- Balance sheet as of September 30, 2003.

- Statements of operations for the nine months and three months ended September 30, 2003.

- Statement of changes in shareholders' equity for the nine months and three months ended September 30, 2003.

- Statements of cash flows for the nine months and three months ended September 30, 2003.

Our review was conducted in accordance with procedures prescribed by the Institute of Certified Public Accountants in Israel. The procedures included, inter alia, reading the aforementioned interim financial statements, reading the minutes of the shareholders' meetings and meetings of the board of directors and its committees, and making inquiries with the persons responsible for financial and accounting affairs.

Since the review that was performed is limited in scope and does not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the aforementioned interim financial statements.

In performing our review, nothing came to our attention which indicates that material adjustments are required to the interim financial statements for them to be deemed financial statements prepared in conformity with accounting principles generally accepted in Israel.

Accounting principles generally accepted in Israel vary in certain significant respects from accounting principles generally accepted in the United States of America. The effect of the application of the latter on the financial position and results of operations as of the date and for the periods presented is summarized in Note 5.

Respectfully submitted,

Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
October 30, 2003

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA AND PER SHARE DATA)

                                                                                      AS OF SEPTEMBER 30,            DECEMBER 31,
                                                                                   ----------------------------     -------------
                                                                                     2003              2002             2002
                                                                                  -----------       -----------     -------------
                                                                                           (UNAUDITED)
                                                                                  -----------------------------
A S S E T S

   CURRENT ASSETS
       CASH AND CASH EQUIVALENTS                                                 $     4,218       $     7,046      $       7,857
       SHORT-TERM INTEREST-BEARING DEPOSITS                                            2,500            11,500             10,500
       CASH AND SHORT-TERM INTEREST-BEARING DEPOSITS
          DESIGNATED FOR INVESTMENTS RELATING TO FAB 2                                 1,659            34,743             51,338
       TRADE ACCOUNTS RECEIVABLE (NET OF ALLOWANCE FOR
          DOUBTFUL ACCOUNTS OF $110, $250 AND $155, RESPECTIVELY)                      9,302             5,082              7,456
       OTHER RECEIVABLES                                                              14,564            21,338             21,322
       INVENTORIES                                                                    17,058            10,085             10,201
       OTHER CURRENT ASSETS                                                            1,681             2,030              1,407
                                                                                  -----------       -----------      -------------
          TOTAL CURRENT ASSETS                                                        50,982            91,824            110,081
                                                                                  -----------       -----------      -------------
   LONG-TERM INVESTMENTS
       LONG-TERM INTEREST-BEARING DEPOSITS
          DESIGNATED FOR INVESTMENTS RELATING TO FAB 2                                11,945            11,544             11,893
       OTHER LONG-TERM INVESTMENTS                                                     6,000             6,000              6,000
                                                                                  -----------       -----------      -------------
                                                                                      17,945            17,544             17,893
                                                                                  -----------       -----------      -------------
   PROPERTY AND EQUIPMENT, NET                                                       576,425           435,485            493,074
                                                                                  -----------       -----------      -------------
   OTHER ASSETS                                                                      105,260            84,913             95,213
                                                                                  ===========       ===========      =============
              TOTAL ASSETS                                                       $   750,612       $   629,766      $     716,261
                                                                                  ===========       ===========      =============
LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES
       SHORT-TERM DEBT                                                           $     4,000       $     4,000      $       4,000
       TRADE ACCOUNTS PAYABLE                                                         65,772            54,559             76,083
       OTHER CURRENT LIABILITIES                                                       9,382             8,819              8,071
                                                                                  -----------       -----------      -------------
              TOTAL CURRENT LIABILITIES                                               79,154            67,378             88,154
   LONG-TERM DEBT                                                                    347,000           254,000            253,000
   CONVERTIBLE DEBENTURES                                                             25,552            23,369             24,121
   LONG-TERM LIABILITY IN RESPECT
        OF CUSTOMERS' ADVANCES                                                        46,920            32,578             47,246
   OTHER LONG-TERM LIABILITIES                                                         5,869             5,332              5,406
                                                                                  -----------       -----------      -------------
              TOTAL LIABILITIES                                                      504,495           382,657            417,927
                                                                                  -----------       -----------      -------------

   SHAREHOLDERS' EQUITY
       ORDINARY SHARES, NIS 1 PAR VALUE - AUTHORIZED 100,000,000 SHARES;
          ISSUED 50,079,146, 31,511,228 AND 44,735,532 SHARES, RESPECTIVELY           12,479             8,537             11,294
       ADDITIONAL PAID-IN CAPITAL                                                    415,645           338,777            400,808
       SHAREHOLDER RECEIVABLES AND UNEARNED COMPENSATION                                 (26)              (74)               (53)
       ACCUMULATED DEFICIT                                                          (172,909)          (91,059)          (104,643)
                                                                                  -----------       -----------      -------------
                                                                                     255,189           256,181            307,406
       TREASURY STOCK, AT COST - 1,300,000 SHARES                                     (9,072)           (9,072)            (9,072)
                                                                                  -----------       -----------      -------------
              TOTAL SHAREHOLDERS' EQUITY                                             246,117           247,109            298,334
                                                                                  ===========       ===========      =============
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $   750,612       $   629,766      $     716,261
                                                                                  ===========       ===========      =============

SEE NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in
                THOUSANDS, EXCEPT SHARE DATA AND PER SHARE DATA)


                                                    NINE MONTHS ENDED                 THREE MONTHS ENDED               YEAR ENDED
                                                      SEPTEMBER 30,                       SEPTEMBER 30,               DECEMBER 31,
                                               ----------------------------        --------------------------        --------------

                                                   2003            2002               2003           2002                 2002
                                               ------------    ------------        -----------    -----------        --------------
                                                        (unaudited)                       (unaudited)
                                               ----------------------------        --------------------------
SALES                                        $      41,545    $     36,229        $    16,074    $    16,187        $     51,801

COST OF SALES                                       75,816          49,956             38,548         21,078              67,022
                                               ------------    ------------        -----------    -----------        --------------
        GROSS LOSS                                 (34,271)        (13,727)           (22,474)        (4,891)            (15,221)
                                               ------------    ------------        -----------    -----------        --------------

OPERATING COSTS AND EXPENSES
     RESEARCH AND DEVELOPMENT                       12,551          10,184              3,895          3,642              17,031
     MARKETING, GENERAL AND ADMINISTRATIVE          17,064          11,807              6,300          4,680              17,091
                                               ------------    ------------        -----------    -----------        --------------
                                                    29,615          21,991             10,195          8,322              34,122
                                               ============    ============        ===========    ===========        ==============
        OPERATING LOSS                             (63,886)        (35,718)           (32,669)       (13,213)            (49,343)
FINANCING EXPENSE, NET                              (4,293)         (2,100)            (4,264)        (1,300)             (2,104)
OTHER INCOME (EXPENSE), NET                            (87)             --               (153)            --                  45
                                               ------------    ------------        -----------    -----------        --------------
                LOSS FOR THE PERIOD          $     (68,266)   $    (37,818)       $   (37,086)   $   (14,513)       $    (51,402)
                                               ============    ============        ===========    ===========        ==============

BASIC LOSS PER ORDINARY SHARE

     LOSS PER SHARE                          $       (1.49)   $      (1.34)       $     (0.77)   $     (0.48)       $      (1.63)
                                               ============    ============        ===========    ===========        ==============
     LOSS USED TO COMPUTE
         BASIC LOSS PER SHARE                $     (68,266)   $    (37,818)       $   (37,086)   $   (14,513)       $    (51,402)
                                               ============    ============        ===========    ===========        ==============
     WEIGHTED AVERAGE NUMBER OF ORDINARY
        SHARES OUTSTANDING - IN THOUSANDS           45,788          28,129             48,360         30,211              31,523
                                               ============    ============        ===========    ===========        ==============


SEE NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

                            TOWER SEMICONDUCTOR LTD.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA AND PER SHARE DATA)

                                                                                    SHAREHOLDER
                                                                                   RECEIVABLES
                                                    ORDINARY SHARES    ADDITIONAL      AND
                                                ---------------------   PAID-IN      UNEARNED    ACCUMULATED   TREASURY
                                                  SHARES     AMOUNT     CAPITAL    COMPENSATION    DEFICIT      STOCK       TOTAL
                                                ----------  --------   ----------  ------------  -----------   --------   ---------
    BALANCE - JANUARY 1, 2003                   44,735,532  $ 11,294   $  400,808    $    (53)   $  (104,643)  $ (9,072)  $ 298,334

CHANGES DURING NINE MONTHS PERIOD (UNAUDITED):

STOCK-BASED COMPENSATION RELATED TO
     THE FAB 2 CONSTRUCTOR                                                    145                                               145
ISSUANCE OF SHARES, NET OF RELATED COSTS         5,343,614     1,185       14,692                                            15,877
AMORTIZATION OF UNEARNED COMPENSATION                                                      27                                    27
LOSS FOR THE PERIOD                                                                                  (68,266)               (68,266)
                                                ----------  ---------  -----------   ---------   ------------  ---------  ----------
    BALANCE - SEPTEMBER 30, 2003 (UNAUDITED):   50,079,146  $ 12,479   $  415,645    $    (26)   $  (172,909)  $ (9,072)  $ 246,117
                                                ==========  =========  ===========   =========   ============  =========  ==========
    BALANCE - JANUARY 1, 2002                   26,297,102  $  7,448   $  307,865    $   (195)   $   (53,241)  $ (9,072)  $ 252,805

CHANGES DURING NINE MONTHS PERIOD (UNAUDITED):

ISSUANCE OF SHARES, NET OF RELATED COSTS         5,214,126     1,089       30,912                                            32,001
AMORTIZATION OF UNEARNED COMPENSATION                                                     121                                   121
LOSS FOR THE PERIOD                                                                                  (37,818)               (37,818)
                                                ----------  ---------  -----------   ---------   ------------  ---------  ----------
    BALANCE - SEPTEMBER 30, 2002 (UNAUDITED):   31,511,228  $  8,537   $  338,777    $    (74)   $   (91,059)  $ (9,072)  $ 247,109
                                                ==========  =========  ===========   =========   ============  =========  ==========
    BALANCE - JULY 1, 2003                      49,241,064  $ 12,291   $  413,334    $    (26)   $  (135,823)  $ (9,072)  $ 280,704

CHANGES DURING THREE MONTHS PERIOD (UNAUDITED):

ISSUANCE OF SHARES, NET OF RELATED COSTS           838,082       188        2,311                                             2,499
LOSS FOR THE PERIOD                                                                                  (37,086)               (37,086)
                                                ----------  ---------  -----------   ---------   ------------  ---------  ----------
    BALANCE - SEPTEMBER 30, 2003 (UNAUDITED):   50,079,146  $ 12,479   $  415,645    $    (26)   $  (172,909)  $ (9,072)  $ 246,117
                                                ==========  =========  ===========   =========   ============  =========  ==========
    BALANCE - JULY 1, 2002                      31,511,228  $  8,537   $  338,753    $    (99)   $   (76,546)  $ (9,072)  $ 261,573

CHANGES DURING THREE MONTHS PERIOD (UNAUDITED):

ISSUANCE OF SHARES, NET OF RELATED COSTS                --                     24                                                24
AMORTIZATION OF UNEARNED COMPENSATION                                                      25                                    25
LOSS FOR THE PERIOD                                                                                  (14,513)               (14,513)
                                                ----------  ---------  -----------   ---------   ------------  ---------  ----------
    BALANCE - SEPTEMBER 30, 2002 (UNAUDITED):   31,511,228  $  8,537   $  338,777    $    (74)   $   (91,059)  $ (9,072)  $ 247,109
                                                ==========  =========  ===========   =========   ============  =========  ==========
    BALANCE - JANUARY 1, 2002                   26,297,102  $  7,448   $  307,865    $   (195)   $   (53,241)  $ (9,072)  $ 252,805

CHANGES DURING 2002:

ISSUANCE OF SHARES, NET OF RELATED COSTS        18,438,430     3,846       92,943                                            96,789
AMORTIZATION OF UNEARNED COMPENSATION                                                     142                                   142
LOSS FOR THE YEAR                                                                                    (51,402)               (51,402)
                                                ----------  ---------  -----------   ---------   ------------  ---------  ----------
    BALANCE - DECEMBER 31, 2002 (UNAUDITED):    44,735,532  $ 11,294   $  400,808    $    (53)   $  (104,643)  $ (9,072)  $ 298,334
                                                ==========  =========  ===========   =========   ============  =========  ==========


SEE NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
          (dollars in thousands, except share data and per share data)

                                                                     NINE MONTHS ENDED          THREE MONTHS ENDED      YEAR ENDED
                                                                       SEPTEMBER 30,               SEPTEMBER 30,        DECEMBER 31,
                                                                -------------------------   -------------------------   -----------
                                                                    2003          2002           2003          2002          2002
                                                                ------------   ----------   ------------   ----------   -----------
                                                                       (UNAUDITED)                   (UNAUDITED)
                                                                -------------------------   -------------------------
CASH FLOWS - OPERATING ACTIVITIES
  LOSS FOR THE PERIOD                                           $ (68,266)   $  (37,818)    $  (37,086)   $ (14,513)    $  (51,402)
  ADJUSTMENTS TO RECONCILE LOSS FOR THE PERIOD
    TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
      INCOME AND EXPENSE ITEMS NOT INVOLVING CASH FLOWS:
        DEPRECIATION AND AMORTIZATION                              30,386        14,402         21,508        4,542         18,821
        DEVALUATION OF CONVERTIBLE DEBENTURE                       (1,055)           --         (1,055)          --             --
        OTHER EXPENSE (INCOME), NET                                    87            --            153           --            (45)
      CHANGES IN ASSETS AND LIABILITIES:
        DECREASE (INCREASE) IN TRADE ACCOUNTS RECEIVABLE           (1,846)       (1,761)        (3,861)         231         (4,135)
        DECREASE (INCREASE) IN OTHER RECEIVABLES AND OTHER
          CURRENT ASSETS                                              782        (1,852)         1,431         (475)        (1,305)
        INCREASE IN INVENTORIES                                    (3,897)          (92)        (3,783)         (15)          (609)
        INCREASE IN TRADE ACCOUNTS PAYABLE                          4,765         4,453            901        3,321          4,686
        INCREASE IN OTHER CURRENT LIABILITIES                       1,285         3,520             60        3,128          2,764
        INCREASE (DECREASE) IN OTHER LONG-TERM LIABILITIES            463         2,748           (142)       1,693          2,822
                                                                ----------   ------------   ------------  -----------   -----------
                                                                  (37,296)      (16,400)       (21,874)      (2,088)       (28,403)
        INCREASE (DECREASE)  IN LONG-TERM LIABILITY
          IN RESPECT OF CUSTOMERS' ADVANCES                          (326)       14,668           (326)          --         29,336
                                                                ----------   ------------   ------------  -----------   -----------
          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES     (37,622)       (1,732)       (22,200)      (2,088)           933
                                                                ----------   ------------   ------------  -----------   -----------
CASH FLOWS - INVESTING ACTIVITIES
  DECREASE (INCREASE) IN CASH AND SHORT-TERM AND LONG-TERM
    INTEREST-BEARING DEPOSITS DESIGNATED FOR INVESTMENTS
    RELATING TO FAB 2                                              49,627       (42,739)           854       (7,981)       (59,683)
  INVESTMENTS IN PROPERTY AND EQUIPMENT                          (143,975)     (149,790)       (40,311)     (46,365)      (205,099)
  INVESTMENT GRANTS RECEIVED                                       27,839        25,305         10,483        6,581         40,481
  PROCEEDS FROM SALE OF EQUIPMENT                                     184            --            120           --             70
  INVESTMENTS IN OTHER ASSETS                                     (17,502)      (24,356)        (1,005)      (6,235)       (34,290)
  DECREASE (INCREASE) IN DEPOSITS, NET                              8,000        (1,456)         2,500       (4,500)          (456)
                                                                ----------   ------------   ------------  -----------   -----------
          NET CASH USED IN INVESTING ACTIVITIES                   (75,827)     (193,036)       (27,359)     (58,500)      (258,977)
                                                                ----------   ------------   ------------  -----------   -----------
CASH FLOWS - FINANCING ACTIVITIES
  PROCEEDS FROM (COST RELATED TO) ISSUANCE OF SHARES, NET          15,810        31,664          2,500         (251)        96,751
  DECREASE IN SHORT-TERM DEBT                                          --       (10,000)            --           --        (10,000)
  REPAYMENT OF LONG-TERM DEBT                                      (3,000)       (3,000)        (1,000)      (1,000)        (4,000)
  PROCEEDS FROM LONG-TERM DEBT                                     97,000       142,000         40,000       60,000        142,000
  PROCEEDS FROM SALE OF SECURITIES, NET                                --        21,540             --           --         21,540
                                                                ----------   ------------   ------------  -----------   -----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES               109,810       182,204         41,500       58,749        246,291
                                                                ==========   ============   ============  ===========   ===========
      DECREASE IN CASH AND CASH EQUIVALENTS                        (3,639)      (12,564)        (8,059)      (1,839)       (11,753)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                     7,857        19,610         12,277        8,885         19,610
                                                                ----------   ------------   ------------  -----------   -----------
      CASH AND CASH EQUIVALENTS - END OF PERIOD                 $   4,218    $    7,046     $    4,218    $   7,046     $    7,857
                                                                ==========   ============   ============  ===========   ===========

NON-CASH ACTIVITIES

  INVESTMENTS IN PROPERTY AND EQUIPMENT                          $  30,612     $  29,015     $   17,990    $  18,380     $   49,419
                                                                 ==========    ===========   ============   ==========   ===========
  INVESTMENTS IN OTHER ASSETS                                    $   6,357     $   3,716     $       --    $   3,026     $    4,304
                                                                 ==========    ===========   ============   ==========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  CASH PAID DURING THE PERIOD FOR INTEREST                       $   11,556    $   8,296     $    3,677    $   3,485     $   11,594
                                                                 ===========   ===========    ===========   ==========   ===========
  CASH PAID DURING THE PERIOD FOR INCOME TAXES                   $      198    $      91     $       96    $      40     $      151
                                                                 ===========   ===========    ===========   ==========   ===========


SEE NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 1 -  BASIS OF PRESENTATION

          A. The unaudited condensed interim consolidated financial statements as of September 30, 2003 and for the nine months and three months then ended ("interim financial statements") of Tower Semiconductor Ltd. ("the Company") and subsidiary should be read in conjunction with the audited consolidated financial statements of the Company and subsidiary as of December 31, 2002 and for the year then ended, including the notes thereto. In the opinion of management, the interim financial statements include all adjustments necessary for a fair presentation of the financial position and results of operations as of the dates and for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected on a full-year basis.

          B. The interim financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") in Israel, which, as applicable to these interim financial statements, differ in certain respects from GAAP in the United States of America ("U.S. GAAP"), as indicated in Note 5.

               The accounting principles applied in the preparation of these interim financial statements are consistent with those principles applied in the preparation of the most recent annual audited financial statements (see also D below).

          C.   ESTABLISHMENT OF NEW FABRICATION FACILITY

               In January 2001, the Company's Board of Directors approved the establishment of a new wafer fabrication facility in Israel ("Fab 2"), at an expected cost of approximately $1,500,000. Fab 2 is designated to manufacture semiconductor integrated circuits on silicon wafers in geometries of 0.18 micron and below on 200 millimeter wafers. Through January 2001, the Company entered into several related agreements and arrangements in connection with Fab 2, which were amended several times, including agreements and other arrangements with technology and Wafer Partners, equity investors, the Company's Banks, the government of Israel and others, to provide an aggregate of $1,060,000 of financing for Fab 2. For further details relating these agreements and arrangements, see Notes 3A-3C. In addition, as of September 30, 2003, the Company has raised approximately $86,000 from other financial sources.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 1 -  BASIS OF PRESENTATION (cont.)

          C.   ESTABLISHMENT OF NEW FABRICATION FACILITY (cont.)

               During the third quarter of 2003, the Company began to supply production wafers to its customers utilizing the 0.18 micron process technology. Following the initial operation of Fab 2, most of the direct costs related to the construction and equipping of Fab 2 and to the transfer of the Fab 2 technology that were capitalizable until Fab 2 was substantially completed, are no longer capitalizable. The accounting policy for depreciating and amortizing Fab 2 assets is presented in D below.

               The Fab 2 project is a complex undertaking, which entails substantial risks and uncertainties. During the third quarter of 2003, the Company and the Banks reached arrangements pursuant to which the Facility Agreement and certain of its provisions will be amended to reflect the updated plan for the construction of Fab 2, which was submitted to the Banks in June 2003. The updated plan calls for, among other things, a slower ramp-up for Fab 2 than originally planned and conforms the current fund-raising, production and capacity covenants in the Facility Agreement, including those described in Note 3B below, to the revised ramp-up. For additional information relating these arrangements, see Note 3B below. The Company is currently in the final stages of completing the comprehensive contract with respect to these arrangements. Based primarily on the discussions and negotiations with the Banks held prior and subsequent to the balance-sheet date, management estimates that concluding such a contract is probable. Completing the aforementioned comprehensive contract with the Banks is material for the continuation of the construction, equipping and operating of Fab 2.

               For further details concerning the Fab 2 project and related agreements, risks and uncertainties, see Note 3 below and Note 13A to the 2002 audited consolidated financial statements.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 1 -  BASIS OF PRESENTATION (cont.)

          D.   DEPRECIATION AND AMORTIZATION OF FAB 2 ASSETS

               Following the commencement of operations of Fab 2 in the third quarter of 2003, Fab 2 assets are depreciated and amortized as follows (see also Note 3E below):

               (1) Property and Equipment - Depreciation is calculated based on the straight-line method over the estimated economic lives of the assets or terms of the related leases, as follows:

                       Prepaid perpetual land lease and buildings    14-25 years
                       Machinery and equipment                       5 years
                       Transportation vehicles                       7 years

               (2) Other Assets - The costs in relation to Fab 2 technologies are amortized over the expected estimated economic life of the technologies. Amortization phases in commencing on the dates on which each of the Fab 2 manufacturing lines is ready for use, and is based on the straight-line method over a four-year period. Prepaid finance expenses included in Other Assets in relation to funding the establishment of Fab 2, are being amortized over the lives of the borrowings based on the repayment schedule of such funding (in general, 6 years). During the establishment period of Fab 2, amortized finance expenses were capitalized to buildings, property and equipment. Commencing the third quarter of 2003, in which the building and infrastructures of Fab 2 were substantially completed and ready for their intended use and the commencement of the initial ramp-up, the deferred finance expenses are amortized to the statement of operations.

NOTE 2 -  MAJOR CUSTOMERS

          Sales to major customers as a percentage of total sales were as follows:

                                                    Nine months ended
                                                      September 30,
                                                 2003               2002
                                                 ----               ----
                                                       (unaudited)

          Customer A                              26  %              31  %
          Customer B                              15                 15
          Customer C                              12                  4
          Customer D                              11                 --
          Customer E                              --                 11
          Other customers (*)                      4                 18

          (*) Represents sales to two different customers each of whom accounted for 2% of sales during the nine months ended September 30, 2003, and to four customers (2%-8%) during the nine months ended September 30, 2002.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 3 -  RECENT DEVELOPMENTS RELATING TO FAB 2

          A. AMENDMENTS TO THE PRIMARY WAFER PARTNER AND EQUITY INVESTOR AGREEMENTS

               In the first quarter of 2003, the Company's primary Wafer Partners and its Equity Investors entered into amendments to their agreements with the Company, pursuant to which the primary Wafer Partners and the Equity Investors agreed to advance their fifth and final milestone installment payment, in the aggregate amount of $41,069, regardless of its achievement. The amendments provided for the payment of an initial installment of $24,641 on account of the fifth milestone payment with the remaining $16,428 to be paid no later than December 31, 2003, subject to the Company's raising an aggregate of approximately $26,000 in additional funding for Fab 2 (the "Additional Raising Amount") from specified financial sources. These amendments were approved by the Company's shareholders in May 2003. In connection with these amendments, the Banks agreed to provide the Company with interim loans of up to $67,000, which were fully drawn down by the Company as of September 30, 2003.

               Through September 30, 2003, the primary Wafer Partners and Equity Investors invested an aggregate amount of $15,940 towards the aforementioned $24,641 first installment of the fifth milestone. In consideration for this investments, the primary Wafer Partners and the Equity Investors were issued 5,343,614 Ordinary Shares of the Company, based on the average closing sale price of the Company's Ordinary Shares for the 30 trading days prior to the date the Company's Board of Directors approved the amendments to the fifth milestone payment ($2.983 per share). In consideration for the second installment of the fifth milestone (based on the terms prior to the October 2003 proposed amendment described below), the primary Wafer Partners and the Equity Investors were to be issued fully-paid Ordinary Shares of the Company, based on the price at which the Company raises the Additional Raising Amount from specified financial sources.

               Pursuant to the abovementioned amendments, the primary Wafer Partners are entitled to convert an aggregate of up to $13,201 of the unutilized long-term customers' advances, which they may have as of December 31, 2005, into fully-paid Ordinary Shares of the Company, the amount of which shall be determined based on the average closing sale price of the Company's Ordinary Shares for the 15 trading days prior to such date. The option is exercisable during January 2006. In case such conversion occurs and the amount of shares issued is equivalent to or greater than 5% of the Company's outstanding share capital as of the conversion date, the Company has undertaken to offer to all of its other shareholders rights to purchase shares of the Company at the same price per share.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 3 -  RECENT DEVELOPMENTS RELATING TO FAB 2 (cont.)

          A. AMENDMENTS TO THE PRIMARY WAFER PARTNER AND EQUITY INVESTOR AGREEMENTS (cont.)

               In October 2003, the Company agreed with its primary Wafer Partners and its Equity Investor to amend their agreements with the Company, pursuant to which the primary Wafer Partners and the Equity Investor agreed to invest $25,129 of the fifth milestone payment (their remaining portion of the initial installment and the second installment), immediately following the approval of this additional amendment by the Company's shareholders and regardless of whether or when the Company raised the Additional Raising Amount. Said amendment is subject to obtaining agreement from the Banks to the amendments to the Facility Agreement outlined in paragraph B below, to the Investment Center not having informed the Company that it is not continuing its funding of the Fab 2 project, and to concluding a final agreement between the Company and the primary Wafer Partners and Equity Investor.

               According to October 2003 proposed amendment, which is subject to the Company's audit committee, Board of Directors and shareholders meeting approval, in consideration for their investment of the second installment of the fifth milestone, the primary Wafer Partners and the Equity Investor will be issued Ordinary Shares of the Company, based on the price per share at any public offering that might occur during a six-month period subsequent to the date on which the primary Wafer Partners and Equity Investor will make their investment. Otherwise, the price per share will be based on the average closing sale price of the Company's Ordinary Shares for the 15 trading days preceding their investment date. Yet, in case the Company raises at least an aggregate of $28,000 by no later than June 30, 2004, at an average price per share lower than the price per share used for the issuance of shares in consideration for the second installment of the fifth milestone, the primary Wafer Partners and the Equity Investor will be issued additional Ordinary Shares such that the per share price of the Ordinary Shares issued to them for their second installment investment is the same as the lowest price per share used to complete the $28,000 financing.

               Pursuant to the October 2003 proposed amendment, the Company granted each one of the primary Wafer Partners an option to convert, at the end of each quarter of the years 2004-2006, any amount that may be utilized against the long-term customer's advances, as derived from purchases made by each Wafer Partner during that quarter, into fully-paid Ordinary Shares of the Company. The amount of shares shall be determined based on the average closing sale price of the Company's Ordinary Shares for the 15 trading days preceding the end of each quarter. Any quarterly amount, which the Wafer Partners have elected not to so convert, will not be utilizable against purchases made subsequent to that quarter, and shall bear interest, payable at the end of each quarter, at an annual rate equal to three-month LIBOR plus 2.5% through December 31, 2007. The aggregate principal of the unconverted customers' advances, which could have been utilized against purchases and which the Wafer Partners elected not to convert into fully-paid Ordinary Shares of the Company, shall be fully repaid on December 31, 2007.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 3 -  RECENT DEVELOPMENTS RELATING TO FAB 2 (cont.)

          A. AMENDMENTS TO THE PRIMARY WAFER PARTNER AND EQUITY INVESTOR AGREEMENTS (cont.)

               Under the Fab 2 investment agreements, the fifth and last milestone towards the Wafer Partners and Equity Investors was to have been achieved by mid-July 2003, when taking into account a seven and a half month grace period. The fifth milestone was not achieved by such date. As stated above, subject to obtaining all the approvals for the amendments as outlined below, the primary Wafer Partners and Equity Investors agreed to pay the fifth milestone installment payment despite the fact that it was not achieved as scheduled.

               As part of the amendments described above, and subject to obtaining all the approvals as outlined below, the primary Wafer Partners and Equity Investors agreed to waive the requirement that the Company raise a cumulative total of $50,000 from new wafer partners by March 31, 2003.

               The October 2003 proposed amendment is subject to the approval of the Company's audit committee, Board of Directors and shareholders meeting, and to concluding a final agreement between the Company and the primary Wafer Partners and Equity Investor. In addition, the October 2003 proposed amendment is subject to the conclusion of a final comprehensive contract, including the detailed terms and conditions, with the Banks, as outlined in B below, and to the additional condition that the Investment Center shall not have informed the Company that it is not continuing its funding of the Fab 2 project.

          B.   AMENDMENTS TO THE FAB 2 FACILITY AGREEMENT

               During the second half of 2003, the Company and the Banks reached arrangements pursuant to which the Facility Agreement and certain of its provisions will be amended to reflect the updated plan for the construction of Fab 2, which was submitted to the Banks in June 2003. The updated plan calls for, among other things, a slower ramp-up for Fab 2 than originally planned and conforms the current fund-raising, production and capacity covenants in the Facility Agreement, including those described below, to the revised ramp-up.

               According to the updated plan submitted to the Banks, the revised remaining aggregate amount the Company is required to raise from specified financial sources is $152,000 (that amount includes fundraising the Company was obligated to raise from specified financial sources prior to revising the plan). This amount is to be raised by December 2005, at various dates through such period. In addition, the Banks have demanded that the primary Wafer Partners and Equity Investors will provide the Banks with a written undertaking relating to an aggregate amount of up to $50,000 in additional equity financing, in the event the Company fails to raise any of the fundraising milestones towards the $152,000 capital raising commitment. The Parent Company of ICTech, the Company's primary Equity Investor, the Israel Corporation Ltd. ("TIC"), has agreed to provide the Banks with this written undertaking.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 3 -  RECENT DEVELOPMENTS RELATING TO FAB 2 (cont.)

          B.   AMENDMENTS TO THE FAB 2 FACILITY AGREEMENT (cont.)

               In the event the Banks exercise the written undertaking, the Company agreed to consummate a rights offering within three months in the amount equal to the difference between what was to be raised towards the financing obligation and what the Company actually raised. The Company will offer units comprised of convertible debentures and warrants exercisable into Ordinary Shares. The convertible debentures will be convertible into Ordinary Shares (principal and compounded interest) at a rate equal to the amount that was to be raised plus the accumulated interest at such time of conversion divided by the lower of a (i) 50% discount of the closing price of the Company's Ordinary Shares on the trading day immediately prior to the date of the prospectus of the rights offering, or (ii) 50% discount of the average closing price of the Company's Ordinary Shares during the fifteen consecutive trading days preceding the date of the prospectus of the rights offering.

               Each warrant will be exercisable into one ordinary shares at such exercise price which is equivalent to 80% of the lower of: (i) the closing price of the Company's shares on the trading day immediately prior to the date of the prospectus of the rights offering or (ii) the average closing price of the Company's Ordinary Shares during the fifteen consecutive trading days preceding the date of the prospectus of the rights offering. The warrants shall expire five years from their date of issuance.

               In the event the Banks exercise the written undertaking, TIC and/or ICTech have undertaken to the Banks to exercise all of their rights under the rights offering. In addition, as part of TIC's undertaking, it will purchase additional securities in a private placement on the same terms as the rights offering, in an amount equal to 50/93 of the difference between the amount to be raised and the amount raised from shareholders other than TIC and/or ICTech, less any amount already invested in the rights offering by TIC and/or ICTech in connection with the exercise of their own rights. TIC's undertaking is limited to an aggregate of $50,000. If certain of the Company's shareholders participate in the above investments, then their investments will be deemed to be investments made by TIC in connection with the undertaking towards the $50,000. TIC may fulfill its investments through ICTech.

               TIC's undertaking and the Company's obligation to consummate a rights offering expires on the earlier of: (i) such time that the Company will fulfill the fundraising obligation to raise an aggregate of $152,000 under the Facility Agreement; (ii) such time as TIC has invested an aggregate amount of $50,000 as described above; or (iii) June 30, 2006.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 3 -  RECENT DEVELOPMENTS RELATING TO FAB 2 (cont.)

          B.   AMENDMENTS TO THE FAB 2 FACILITY AGREEMENT (cont.)

               Following the receipt of the above described investments from TIC, the Banks will increase the total amount which may be drawn under the Facility Agreement at a ratio of $43 for every $50 invested, up to $43,000 in the aggregate. Any drawn loan will be repayable by the earlier of (i) December 31, 2007 and (ii) three years from the date the loan is drawn. Should the Company draw down loans using this increased amount of facility, the Banks will be issued warrant coverage of the amount drawn down, based on mechanism which is under discussion.

               TIC's consideration and terms for its undertaking has not yet been concluded.

               Following certain bankruptcy related events, the Banks will be able to bring a firm offer made by a potential investor to purchase the Company's ordinary shares (the "Offer"). In such case, the Company shall be required to consummate a rights offering for investments of up to 60% of the amount of the Offer and on the same terms. If a condition of the Offer is to purchase at least a majority of the Company's issued and outstanding shares, the rights offering will be limited to allow for this, unless ICTech and the primary Wafer Partners agree to undertake to exercise all the rights they will be offered in the rights offering and to purchase the Company's ordinary shares to ensure that the full amount of the Offer is invested.

               The arrangements with the Banks are subject to conclusion of a final comprehensive contract, which is currently in its final stages, including the detailed terms and conditions of such contract; to the approval of the board of directors of the Company's primary Wafer Partners and Equity Investors; the Company's shareholders meeting; and other regulatory bodies. The Company and the Banks are currently preparing the documentation for the amendment to the Facility Agreement and are continuing to negotiate the underlying commercial terms for its implementation. These revised terms include, among others, the following revisions: a repayment of all the loans outstanding as of December 31, 2003 and a re-borrowing of that amount under the agreed upon revised terms, including, among others, a rise in the interest rates currently set forth in the Facility Agreement; a re-pricing of warrants issued previously to the Banks; an issuance of additional warrants to the Banks in connection with this amendment; a one-time fee payment to the Banks; and an increase of the total amounts that the Company may draw down under the Facility Agreement.

               Management estimates that it is probable that the aforementioned arrangements with the Banks will be formalized into a comprehensive contract and that all other required approvals will be obtained. Management's estimate is based primarily on the discussions and negotiations with the Banks, the primary Wafer Partners and Equity Investors held prior and subsequent to the balance-sheet date. Completing this comprehensive contract with the Banks is material for the continuation of construction, equipping and operating of Fab 2.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 3 -  RECENT DEVELOPMENTS RELATING TO FAB 2 (cont.)

          B.   AMENDMENTS TO THE FAB 2 FACILITY AGREEMENT (cont.)

               According to the current Facility Agreement with the Banks, the Company is obligated to comply with certain financial ratios, primarily total shareholders' equity to total assets, and substantial additional material covenants in connection with the establishment of Fab 2, primarily production and capacity milestones. As of September 30, 2003 and as of the approval date of the interim financial statements, the Company had not raised approximately $24,000 of its fund raising covenant from specified financial sources. In addition, the Company did not achieve on time the fifth production and capacity milestone towards the Banks, and based on the updated plan for the construction of Fab 2, the Company does not expect to achieve on time the sixth milestone towards the Banks. As discussed in the previous paragraph, these covenants will be conformed to the updated plan for the construction of Fab 2 in connection with the amendments to the Facility Agreement.

               During the discussions and negotiation period, the Banks have limited the full amount the Company may draw down pursuant to the Facility Agreement. However, during the nine months ended September 30, 2003 the Banks provided the Company with loans in the aggregate amount of $97,000.

          C.   APPROVED ENTERPRISE STATUS

               Under the terms of the Fab 2 approved enterprise program, investments in respect of Fab 2 are to be completed by December 31, 2005, five years from the date the approval certificate was obtained. Due to the later than planned commencement of construction of Fab 2 and prevailing market conditions, the Company does not currently expect to complete Fab 2 investments by the end of 2005. The Company has notified the Investment Center of its revised investment schedule contemplated in the updated plan described in B above, and has also informed the Investment Center of the reduced rate of annual investments and lower than projected expectations for Fab 2 sales.

               As of the date of the interim financial statements, the Company's revised investments plan is currently being evaluated by the Investment Center. While Israeli law currently limits the ability of the Investment Center to extend the investment period beyond five years, the Company's management estimates, based on discussions held with the Investment Center, that it is probable that satisfactory arrangements with the Investment Center in this regard will be made.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 3 -  RECENT DEVELOPMENTS RELATING TO FAB 2 (cont.)

          D.   DEPRECIATION AND AMORTIZATION OF FAB 2 ASSETS

               Following the commencement of operations of Fab 2, the Company incurred during the third quarter of 2003 depreciation and amortization expenses, of which a total amount of $17,262 was included in cost of sales.

          E.   AMENDMENT TO ISRAELI BANKING REGULATIONS

               Pursuant to a recent amendment to a directive of the Supervisor of Banks dealing with the maximum amount of debt financing that a bank may extend to a borrower or a group of borrowers, the Company may be deemed to be included among a group of borrowers commencing March 31, 2004. The directive provides for limitations relating to the total amount of debt financing to be extended from a bank to, among others, (a) a group of borrowers (an amount not exceeding 30% of such bank's capital); and (b) the six largest borrowers or groups of borrowers (an amount not exceeding 135% of such bank's capital). Any entity that is included within such a group of borrowers or that belongs to one of the six most larger groups of borrowers, will not be able to receive any further loans from this bank, and might be required to reduce amounts previously drawn down from this bank. Accordingly, this directive might, if at all, limit the amount of loans the Company may draw down from Israeli banks.

          F.   OTHER AGREEMENTS

               Through September 30, 2003 the Company had entered into several additional agreements related mainly to the construction, equipping and transfer of technology for Fab 2. The Company's aggregate commitment in connection with these agreements as of such date, including the Fab 2 construction agreement, amounted to $41,042.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 4 -  OTHER RECENT DEVELOPMENTS

          A.   SHARE OPTION PLANS

               (1) In the framework of the Company's Board of Directors resolution to increase the total number of options available for grant under all the Company's share option plans, 1,737,421 options were added to the Company's share option plans in 2003. Of that amount 1,609,600 options were granted to employees during the nine-month period ended September 30, 2003.

               (2)  OPTIONS TO THE COMPANY'S CHAIRMAN OF THE BOARD OF DIRECTORS
                    - In March 2003, the Board of Directors of the Company approved a share option plan, which was approved by the Company's shareholders in May 2003, pursuant to which the Company's Chairman of the Board of Directors ("Chairman") is entitled to receive the right to purchase up to 1,043,000 Ordinary Shares of the Company at an exercise price of $2.983, an exercise price which is higher than the Company's share price at the date of the approval by the Board of Directors, and is equivalent to the average closing trading price for the ordinary shares during the 30 consecutive trading days preceding the date of board approval of the amendment to the Fab 2 Investment Agreements described in
                    Note 3A above. Options granted under the plan vest over a five-year period according to various vesting schedules. The vesting of the options is subject to the Chairman's serving as the Chairman or as the Company's Chief Executive Officer or President on the relevant vesting dates. The options granted are exercisable for a period of five years from the date on which the options vest.

          B.   AUTHORIZED ORDINARY SHARES

               In May 2003, the Company's shareholders approved an increase in the Company's authorized ordinary shares from 70,000,000 shares to 100,000,000 shares.

          C.   CLASS ACTION

               In July 2003, certain shareholders of the Company filed a shareholders' class action complaint in the United States against the Company and certain of its directors, Wafer Partners and Equity Investors (the "Defendants"). The plaintiffs have asserted claims arising under the Securities Exchange Act of 1934, alleging misstatements and omissions made by the Defendants in materials sent to the Company's shareholders in April 2002 with respect to the approval of an amendment to the Company's investment agreements with its Fab 2 investors. The plaintiffs seek damages in unspecified amounts and unspecified rescissory relief. The Company believes that the complaint is without merit and intends to vigorously contest it.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 5 -  MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP

          With regard to the Company's interim financial statements, the material differences between GAAP in Israel and in the U.S. relate to the following. See F below for the presentation of the Company's unaudited balance sheet as of September 30, 2003 in accordance with U.S. GAAP.

          A.   PRESENTATION OF CASH AND SHORT-TERM AND LONG-TERM
               INTEREST-BEARING DEPOSITS DESIGNATED FOR INVESTMENTS RELATING TO FAB 2

               In accordance with U.S. GAAP, cash, short-term and long-term interest-bearing deposits designated for investments relating to Fab 2 should be excluded from current assets and long-term investments and presented separately as a non-current asset. Accordingly, as of September 30, 2003 $1,659 and $11,945 were reclassified, respectively, from current assets and long-term investments to a long-term asset (as of December 31, 2002 - $51,338 and $11,893, respectively).

          B.   PRESENTATION OF NET LONG-TERM LIABILITIES IN RESPECT OF EMPLOYEES

               Under U.S. GAAP, assets and liabilities relating to severance arrangements are to be presented separately and are not to be offset. Accordingly, as of September 30, 2003 an amount of $13,904 was reclassified from other long-term liabilities to long-term investments (as of December 31, 2002 - $12,368).

          C.   HEDGING ACTIVITIES IN ACCORDANCE WITH U.S. GAAP (SFAS 133)

               Complying with SFAS 133 and SFAS 138 and the related interpretations thereon with respect to the Company's hedging transactions as of September 30, 2003 would have resulted in: an increase in other long-term liabilities in the amount of $12,186; an increase in other comprehensive loss for the nine months ended September 30, 2003 in the net amount of $658 and in the accumulated other comprehensive loss component of equity as of such date in the amount of $18,495; and in a decrease of $6,279 in property and equipment, net as of September 30, 2003.

               Following the commencement of operations of Fab 2 during the third quarter of 2003, $6,641 of the aggregate comprehensive loss, which is attributable to property and equipment, is amortized on a straight-line method over five years, in corresponding to the economic useful lives of the machinery and equipment.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 5 -  MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP (cont.)

          D.   IMPLEMENTATION OF SFAS 123 AND SFAS 148

               Had compensation cost for the Company's share option plans been determined based on fair value at the grant dates of the awards in accordance with SFAS 123, as amended by SFAS 148, the Company's pro forma loss and loss per share would have been as follows:

                                                               NINE MONTHS ENDED          THREE MONTHS ENDED
                                                            -----------------------    -------------------------
                                                                 SEPTEMBER 30,               SEPTEMBER 30,
                                                            -----------------------    -------------------------
                                                               2003          2002         2003           2002
                                                            ---------     ---------    ---------       ---------
                                                                   (UNAUDITED)                   (UNAUDITED)
               PRO FORMA LOSS
               Loss for the period, as reported             $ (68,266)    $ (37,818)   $ (37,086)      $ (14,513)
               Less - stock-based compensation
                  determined under APB 25                          27           121           --              25
               Add - stock-based compensation
                  determined under SFAS 123                    (7,276)       (5,972)      (1,587)         (2,134)
                                                            ---------     ---------    ---------       ---------
               Pro forma loss                               $ (75,515)    $ (43,669)   $ (38,673)      $ (16,622)
                                                            =========     =========    =========       =========

               PRO FORMA BASIC LOSS PER SHARE
               As reported                                  $   (1.49)    $   (1.34)   $   (0.77)      $   (0.48)
                                                            =========     =========    =========       =========

               Pro forma                                    $   (1.65)    $   (1.55)   $   (0.80)      $   (0.55)
                                                            =========     =========    =========       =========

          E.   SALE OF SECURITIES

               Under Accounting Principles Board Opinion No. 14 ("APB 14"), the proceeds from the sale of the securities in January 2002 are to be allocated to each of the securities issued based on their relative fair value, while according to Israeli GAAP such treatment is not required. Complying with APB 14, based on the average market value of each of the securities issued in the first three days following their issuance (in January 2002), would have resulted in an increase in shareholders' equity as of September 30, 2003 and December 31, 2002 in the amount of $2,363 (net of $196 related issuance expenses), and a decrease in convertible debentures as of such dates in the amount of $2,559. The effect of the U.S. GAAP application on the convertible debentures' discount amortization for the nine-month and three-month periods ended September 30, 2003 is immaterial.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 5 -  MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP (cont.)

          F.   BALANCE SHEET IN ACCORDANCE WITH U.S. GAAP

               Following are the condensed consolidated balance sheets in accordance with U.S. GAAP:

                                                                      September 30,      December 31,
                                                                          2003               2002
                                                                          ----               ----
                                                                       (unaudited)

                Current assets                                          $ 49,323           $ 58,743

                Long-term investments                                     19,904             18,368

                Property and equipment, net                              570,146            487,347

                Other assets                                             105,064             95,017

                 Cash and interest-bearing deposits designated
                    for investments relating to Fab 2                     13,604             63,231
                                                                       ---------           --------
                    Total assets                                         758,041            722,706
                                                                       =========           ========

                Current liabilities                                       79,154             88,282

                Long-term debt                                           347,000            253,000

                Convertible debentures                                    22,993             21,562

                Long-term liability
                    in respect of customers' advances                     46,920             47,246

                Other long-term liabilities                               31,959             29,726

                Shareholders' equity (*)                                 230,015            282,890
                                                                       ---------           --------
                    Total liabilities and shareholders' equity         $ 758,041           $722,706
                                                                       =========           ========


               (*) The balance as of September 30, 2003 includes net accumulated other comprehensive loss of $18,495 and net proceeds on account of options (Series 1) in the amount of $2,363 - see also E above (as of December 31, 2002 - $17,837 and $2,363, respectively).

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
                  FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2003
          (dollars in thousands, except share data and per share data)


NOTE 5 -  MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP (cont.)

          G.   STATEMENTS OF OPERATIONS IN ACCORDANCE WITH U.S. GAAP

               Complying with SFAS 133 and SFAS 138 (C above) and APB 14 (E above) would not have resulted in a material change in the Company's loss for the nine-month and three-month periods ended September 30, 2003 and 2002.

          H.   LOSS PER SHARE IN ACCORDANCE WITH U.S. GAAP (SFAS 128)

               In accordance with U.S. GAAP (SFAS 128), including the implementation of SFAS 133 and SFAS 138 and APB 14 as described in G above, the basic and diluted loss per share for the nine-month and three-month periods ended September 30, 2003 would be $1.49 and $0.77, respectively (during the corresponding periods - $1.34 and $0.48, respectively).